Exhibit (f)(3)
SECOND AMENDMENT OF TRANSACTION DOCUMENTS
     THIS SECOND AMENDMENT OF TRANSACTION DOCUMENTS (this “Amendment”), made as of October 7, 2008, by and among HORIZON CREDIT I LLC, a Delaware limited liability company (the “Borrower”), WESTLB AG, NEW YORK BRANCH, as the Lender (in such capacity, together with its successors and assigns, the “Lender”) and as the Agent for the Lender (in such capacity, together with its successors and assigns, the “Agent”), and U.S. BANK NATIONAL ASSOCIATION, as the Custodian (in such capacity, the “Custodian”), and as the Paying Agent (in such capacity, the “Paying Agent”),
WITNESSETH:
     WHEREAS, the Borrower, the Lender, the Agent, the Custodian and the Paying Agent entered into that certain Credit and Security Agreement, dated as of March 4, 2008 (as amended, the “Credit Agreement”); and
     NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto amend the Credit Agreement, and covenant and agree, as follows:
     1. Modification of the Credit Agreement.
     A. Section 12.9 to the Credit Agreement is hereby replaced in its entirety with the following:
     Section 12.9. Collateral Matters; Interest Rate Hedge Agreements.
(a) The benefit of the provisions of this Agreement relating to Collateral securing the Obligations hereunder shall also extend to and be available to the Agent when acting in the capacity of Hedge Counterparty under any Interest Rate Hedge with the Borrower under any Interest Rate Hedge agreement. The Borrower hereby agrees to amend any Transaction Document or enter into any Interest Rate Hedge agreement and related credit support documentation required by the Agent to secure Borrower’s obligations under such Interest Rate Hedge as Agent shall reasonably request. Interest Rate Hedge agreements between Borrower and any third party Hedge Counterparty, as they may relate to the Loan or the Collateral hereunder, are subject to the prior written consent of the Agent.
(b) Borrower may, from time to time, so long as no Early Amortization Event, Event of Default, or Unmatured Event of Default has occurred and is continuing, enter into one or more Interest Rate Hedges for which the aggregate notional amount, as to all Interest Rate Hedges entered and outstanding at any particular time, shall not exceed the outstanding principal balance of the Loan hereunder as measured at such time.
     B. The definition of “Portfolio Yield” in Exhibit I to the Credit Agreement is hereby replaced in its entirety by the following new definition:
     “Portfolio Yield” means, for any Collection Period, the annualized percentage equivalent of the ratio of (a) the sum of (i) all collections representing interest (or discount) on the Purchased Assets received by the Borrower during the Collection Period, (ii) all collections representing Warrant proceeds received by the Borrower during the Collection Period, (iii) all pre-payment, commitment, non-use, success and other cash fees received by the Borrower during the Collection Period, and (iv) any payments made to the Borrower under any Interest Rate Hedge, less (b) any payments made by the Borrower under any Interest Rate Hedge, over (c) the average Net Portfolio Balance for such Collection Period.
     2. Ratification. The Credit Agreement (as amended by this Amendment) is hereby ratified and remains in full force and effect.
     3. Conditions Precedent to Effectiveness. The effectiveness of this Amendment is subject to the conditions precedent:
(a) no Material Adverse Effect shall have occurred or would result from Borrower’s execution and delivery of this Amendment; and
(b) no event has occurred and is continuing, or would result from Borrower’s execution and delivery of this Amendment, that would constitute an Early Amortization Event, an Event of Default or an Unmatured Event of Default.
     4. Representations and Warranties. The Borrower hereby represents and warrants to the Agent and the Lender that as of the date hereof the representations and warranties contained in Section 3.1 of the Credit Agreement are true and correct, before and after giving effect to this Amendment.
     5. Effect of Amendment. Upon the effectiveness of this Amendment, on and after the date hereof each reference in the Credit Agreement, to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as modified, confirmed and ratified hereby.
     6. Successors and Assigns. This Amendment shall inure to the benefit of the Agent, the Lender and their respective successors and assigns, and bind the parties hereto and their respective successors and permitted assigns.
     7. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     8. Governing Law. This Amendment shall, in accordance with section 5-1401 of the General Obligations Law of the State of New York, be governed by the laws of the State of New York, without regard to any conflicts of law principles thereof that would call for the application of the laws of any other jurisdiction.
     9. Severability. In the event any term or provision of this Amendment or the application thereof to any person or entity or circumstance, shall, for any reason or to any extent be invalid or unenforceable, the remaining terms and provisions of this Amendment, or the application of any such provision to persons, entities or circumstances other than those as to whom or which it has been determined to be invalid or unenforceable, shall not be affected thereby, and every provision of this Amendment shall be valid and enforceable to the fullest extent permitted by law.
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     IN WITNESS WHEREOF, each of the parties hereto have caused this SECOND AMENDMENT OF TRANSACTION DOCUMENTS to be executed by its duly authorized signatories, as of the date first above written.

HORIZON CREDIT I LLC, as the Borrower By: COMPASS HORIZON PARTNERS, LP, its Manager By: Navco Management Ltd., its General Partner

By:

Name: Cora Lee Starzomski Title: Director/Treasurer

Address:	76 Batterson Park Road
Farmington, CT 06032
Attention:	Robert D. Pomeroy, Jr.
Fax:	(860) 676-8655
Telephone:	(860) 676-8656
Email:	rob@horizontechfinance.com

WESTLB AG, NEW YORK BRANCH, as Lender

By:

Name:
Title:

By:

Name:
Title:

Address:
1211 Avenue of the Americas
New York, New York 10036
Attn: Asset Securitization Group

Fax: 212-597-1423

WESTLB AG, NEW YORK BRANCH, as Agent

By:

Name:
Title:

By:

Name:
Title:

Address:
1211 Avenue of the Americas
New York, New York 10036
Attn: Asset Securitization Group

Fax: 212-597-1423

U.S. BANK NATIONAL ASSOCIATION, as the Custodian as the Paying Agent

By:

Name:
Title:

Address:	209 S. LaSalle Street, Ste. 300,
Chicago, Illinois, 60604
Attention:	Structured Finance, Horizon Credit I LLC
Fax:	(312) 325-8905
Telephone:	(312) 325-8904